Appvion Reports Third Quarter 2014 Results

- Net sales of $201.0 million down 0.9% compared to third quarter 2013

- Net sales for Encapsys® up 36.8%; net sales to external customers up 54.7%

- Net sales of thermal papers down 4.0%; shipments down approximately 1%

- Net sales of carbonless papers down 2.5%; shipments flat

- Potential liability for Fox River clean-up capped under new funding agreement

APPLETON, Wis., Nov. 3, 2014 /PRNewswire/ -- Appvion's third quarter 2014 net sales of $201.0 million decreased 0.9% compared to third quarter 2013. Encapsys net sales increased $4.6 million, or 36.8%, while sales to external customers rose 54.7%. Thermal papers net sales of $101.4 million were $4.3 million lower than third quarter 2013 on a volume decrease of approximately 1%. Carbonless papers net sales of $86.6 million were 2.5% lower than prior year, while shipment volumes remained flat.

Appvion reported a third quarter 2014 operating loss of $9.7 million compared to operating income of $18.7 million during third quarter 2013. Current quarter results include a $24.0 million charge for the Fox River Funding Agreement discussed below. The quarter was positively impacted by improved manufacturing efficiency that reduced costs compared to the prior year quarter. Manufacturing gains in the third quarter were offset by continuing unfavorable product pricing and mix, as well as higher selling, general and administrative (SG&A) expenses, including increased legal and employee costs.

Appvion's net sales for the first nine months of 2014 were $612.7 million compared to $615.2 million during the same period last year. Appvion reported operating income of $15.5 million for the first nine months of 2014 compared to operating income of $57.0 million for the same period 2013. In addition to the Fox River charge, three factors accounted for the year-on-year decline in operating income: unfavorable product pricing for thermal receipt paper due to increased foreign competition; poor manufacturing performance during the first half of 2014; and higher SG&A expenses.

Encapsys grows, thermal POS declines, and manufacturing performance improves
Mark Richards, Appvion's chairman, president and chief executive officer, said Encapsys delivered strong growth as sales to external customers grew almost 55% compared to third quarter 2013 and operating income increased nearly $2.0 million compared to the same period last year. Richards attributed the performance to expanding opportunities with Encapsys' largest customer and the addition of two new customers. "More and more partners are finding the combination of our technology, expertise and collaborative approach to be an effective way to pursue their growth opportunities," Richards said.

Richards noted that during the quarter the Company made significant progress at resolving manufacturing performance issues that reduced operating income during the first half of the year. Favorable third quarter manufacturing performance more than offset the negative carryover of poor first half manufacturing performance on third quarter cost of goods sold for the carbonless segment.

Net sales for the Company's thermal paper business declined 4% compared to third quarter 2013 and volume was down approximately 1%. Volume for tag, label, and entertainment (TLE) products increased more than 4% while shipments of receipt paper declined approximately 7% compared to third quarter 2013. Richards said the Company is supporting demand for its TLE products with 15 new product introductions in 2014, 10 of which were in the market by the end of the third quarter.

Demand and pricing for the Company's thermal receipt paper continues to be impacted by competition from foreign producers that has caused product prices to decline. In the third quarter, the Company introduced Alpha® Free, a proprietary receipt paper that is the first to use vitamin C in place of traditional phenol-based thermal developers like bisphenol A (BPA) and bisphenol S (BPS). Consumers who are concerned about the use of such chemicals in thermal receipt paper now have a more natural choice in Alpha Free.

Increased shipments of the Company's specialty papers enabled volume for the carbonless segment to remain stable for the seventh consecutive quarter. Sales and profitability for the segment declined slightly due to average selling prices and margins for the specialty paper products being lower than those for carbonless products.

During the third quarter the Company definitively resolved various pending disputes between Appvion and its former owners over contractual obligations for costs associated with the Fox River clean-up and any future sites. Richards noted that although charges for the funding agreement negatively affected Appvion's third quarter operating income, the agreement addresses the risks of a significant contingent liability by capping amounts Appvion will pay and ensuring that its former parent companies will help pay for the clean-up costs. The agreement also eliminates the risks and costs associated with pending and future environmental legal proceedings.

Third Quarter and First Nine Months Business Unit Results (dollars in millions):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013

Encapsys	$ 17.0	$ 12.4	$ 4.7	$ 2.8
Thermal Papers	101.4	105.7	5.6	7.7
Carbonless Papers	86.6	88.8	7.4	10.8
Other (Unallocated)	--	--	(26.8)	(2.0)
Intersegment (a)	(4.0)	(4.0)	(0.6)	(0.6)
	$ 201.0	$ 202.9	$ (9.7)	$ 18.7

	Net Sales for the		Operating Income (Loss) for the
	Nine Months Ended		Nine Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013

Encapsys	$ 45.2	$ 38.5	$ 11.7	$ 9.5
Thermal Papers	317.8	323.0	16.0	26.3
Carbonless Papers	262.1	266.8	21.4	30.4
Other (Unallocated)	--	--	(31.9)	(7.2)
Intersegment (a)	(12.4)	(13.1)	(1.7)	(2.0)
	$ 612.7	$ 615.2	$ 15.5	$ 57.0

(a)	Represents the portion of the Encapsys segment relating to microencapsulated products provided internally for the production of carbonless papers.

Encapsys
Net sales of $17.0 million were 36.8% higher than third quarter 2013 net sales. Sales to external customers were 54.7% higher. Year-to-date net sales of $45.2 million were 17.3% higher than the same period last year. External net sales were 29.4% higher. Third quarter 2014 operating income of $4.7 million was $1.9 million higher than third quarter last year. The current quarter benefited from higher volumes and an improved product mix, more than offsetting higher SG&A expenses to support future growth. Year-to-date 2014 operating income of $11.7 million was 23.6% higher than the first nine months of 2013 and included $10.0 million of operating income from external sales compared to $7.5 million in the same period last year. Improved product mix offset increased SG&A expenses incurred to support future growth.

Thermal Papers
Thermal papers net sales of $101.4 million decreased 4.0% compared to net sales of $105.7 million for third quarter 2013. Shipment volumes were approximately 1% lower than third quarter 2013. TLE volume increased more than 4% and shipments of receipt paper were approximately 7% lower compared to third quarter 2013. Current quarter operating income was $5.6 million compared to $7.7 million in 2013 primarily due to lower pricing for receipt paper and increased SG&A. Year-to-date net sales of $317.8 million declined 1.6% compared to the same period last year, while operating income of $16.0 million declined 39.3%. Higher manufacturing costs in the first half of the year, increased legal expenses to pursue anti-dumping claims, and a decline in receipt paper pricing due to foreign competition negatively impacted current year financial results of the business.

Carbonless Papers
Carbonless net sales totaled $86.6 million, a decrease of 2.5% from third quarter 2013. Shipment volumes were flat on improved sales of specialty paper products. Operating income was $7.4 million compared to $10.8 million in third quarter 2013 due to unfavorable pricing and product mix. Operating income was also affected by poor first half manufacturing performance which resulted in a $2.5 million increase in third quarter cost of goods sold. Year-to-date net sales of $262.1 million were 1.7% lower than the same period last year, while operating income of $21.4 million declined 29.6% as a result of unfavorable pricing and sales mix as well as higher manufacturing costs during the first half of 2014.

Other (Unallocated)
Other (unallocated) includes unallocated corporate expenses. Unallocated corporate charges totaled $26.8 million in third quarter 2014 and $2.0 million in third quarter 2013. Year-to-date 2014 expense was $31.9 million compared to $7.2 million for the first nine months of 2013. Current quarter and year-to-date results include the $24.0 million charge related to the Fox River Funding Agreement. Increased legal fees also impacted both 2014 reporting periods.

Fox River Funding Agreement
On September 30, 2014, Appvion entered into a funding agreement with NCR Corporation, B.A.T. Industries Ltd. and Windward Prospects Ltd. relating to cleanup costs for the Lower Fox River and certain potential future sites. In addition to the agreed payments to be made by the other parties, Appvion agreed to and made a $6.0 million payment on September 30, 2014 toward historical Fox River costs incurred by NCR through September 1, 2014. Appvion also agreed to pay $4.0 million on February 1, 2015, up to $7.5 million on September 1, 2015, and up to $7.5 million on September 1, 2016. As a result of this funding agreement, $24.0 million of expense was recorded as selling, general and administrative expense for the current year quarter and nine- month period. This represents the total of the four payments discounted back to the current quarter-end. A short-term liability of $17.1 million was recorded in other accrued liabilities and a long-term liability of $6.9 million was recorded in other long-term liabilities. The previously-recorded and remaining indemnification receivable and Fox River liabilities reserve were also written off during the current quarter. Each of these balances was $59.3 million at year-end 2013.

Balance Sheet
At the end of third quarter 2014, the Company held cash balances of $13.1 million compared to cash balances of $1.8 million at year-end 2013. During the first nine months of 2014, the Company contributed $16.1 million to the pension fund and invested $14.2 million in capital projects. Net debt was $573.6 million compared to $595.3 million at year-end 2013. Disregarding the impact of the Fox River funding liability, working capital decreased $33.0 million during 2014.

Outlook
Richards said he expects sales and earnings growth to continue from Encapsys as the segment benefits from sales of new products introduced to new customers, as well as continued growth from its current customer base. The Company is considering a capacity expansion of its existing microcapsule plant and a geographical expansion to support the introduction of new technologies and new product launches.

Competition from international thermal paper producers is expected to continue to put downward pressure on prices for thermal receipt paper. The Company projects continued volume and sales growth for its thermal TLE products. Richards said he expects the Company will sustain the improvements made to manufacturing operations that have improved yield, reduced costs and positively impacted earnings.

Richards said he anticipates the 2014 volume for the Company's carbonless segment will surpass that of 2013 as the segment continues to benefit from sales of an expanding portfolio of specialty paper products, including a recently introduced high-speed inkjet product. Appvion will also continue to drive earnings improvements for its carbonless papers segment through aggressive cost management and improved manufacturing operations, offset somewhat by a less favorable product mix.

Earnings release conference call
Appvion will host a conference call to discuss its third quarter 2014 results on Tuesday, November 4, 2014, at 11:00 a.m. ET. The call will be broadcast live over the Internet. A webcast link and presentation slides will be available in the investor section/events & presentations of the Appvion website at www.appvion.com. The broadcast will also be archived on that same page of the Company website.

About Appvion
Appvion creates product solutions through its development and use of coating formulations, coating applications and Encapsys® microencapsulation technology. The company produces thermal, carbonless, security, colored bond, inkjet, digital specialty, and Encapsys products. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,600 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appvion's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appvion expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appvion's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appvion disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information
Appvion is providing Adjusted EBITDA information, which is defined as net (loss) income of Appvion determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and noncash items for the applicable period, as a complement to GAAP results. Adjusted EBITDA is a measure commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing Appvion's financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in Appvion's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in an accompanying table. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1

Appvion, Inc. Consolidated Statements of Operations (dollars in millions) (unaudited)

	For the Three Months Ended	For the Three Months Ended
	September 28, 2014	September 29, 2013

Net sales	$ 201.0	$ 202.9
Cost of sales	153.6	154.3

Gross profit	47.4	48.6

Selling, general and administrative expenses	33.1	29.9
Fox River Funding Agreement	24.0	--

Operating (loss) income	(9.7)	18.7

Other expense
Interest expense, net	11.9	12.3
Foreign exchange loss (gain)	1.1	(0.3)
Other expense	0.3	--
Debt extinguishment expense	--	0.3
(Loss) income before income taxes	(23.0)	6.4
Provision (benefit) for income taxes	0.2	(0.1)

Net (loss) income	$ (23.2)	$ 6.5

Other Financial Data:

Depreciation and amortization	$ 7.4	$ 7.6

Table 2

Appvion, Inc. Consolidated Statements of Operations (dollars in millions) (unaudited)

	For the Nine Months Ended	For the Nine Months Ended
	September 28, 2014	September 29, 2013

Net sales	$ 612.7	$ 615.2
Cost of sales	473.9	465.6

Gross profit	138.8	149.6

Selling, general and administrative expenses	99.3	92.6
Fox River Funding Agreement	24.0	--

Operating income	15.5	57.0

Other expense
Interest expense, net	36.1	42.1
Foreign exchange loss	1.2	--
Other expense	0.4	--
Debt extinguishment expense	--	25.1

Loss before income taxes	(22.2)	(10.2)
Provision for income taxes	0.1	0.1

Net loss	$ (22.3)	$ (10.3)

Other Financial Data:

Depreciation and amortization	$ 22.3	$ 22.8

Table 3

Appvion, Inc.
Consolidated Balance Sheets
(dollars in millions) (unaudited)

	September 28, 2014	December 28, 2013

Cash and cash equivalents	$ 13.1	$ 1.8
Accounts receivable	57.0	75.9
Inventories	95.2	92.3
Other current assets	4.3	65.4
Total current assets	169.6	235.4

Property, plant and equipment, net	238.1	245.2

Other long-term assets	62.7	66.9

Total assets	$ 470.4	$ 547.5

Accounts payable	$ 65.0	$ 61.4
Other current liabilities	74.0	108.8
Total current liabilities	139.0	170.2

Long-term debt	582.0	592.4

Other long-term liabilities	126.3	133.0
Total equity	(376.9)	(348.1)

Total liabilities & equity	$ 470.4	$ 547.5

Table 4

Appvion, Inc. Adjusted EBITDA (dollars in millions) (unaudited)

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013

Net (loss) income	$ (23.2)	$ 6.5	$ (22.3)	$ (10.3)

Add:
Interest expense, net	11.9	12.3	36.1	42.1
Provision (benefit) for income taxes	0.2	(0.1)	0.1	0.1
Depreciation	6.8	7.0	20.6	21.1
Amortization	0.6	0.6	1.7	1.7
Foreign exchange loss (gain)	1.1	(0.3)	1.2	--
Other expense	0.3	--	0.4	--
Debt extinguishment expense	--	0.3	--	25.1

EBITDA	(2.3)	26.3	37.8	79.8

Fox River Funding Agreement	24.0	--	24.0	--
Mark-to-market accounting for retiree benefits expense	1.5	(1.1)	1.5	(1.1)
Papermaking cessation costs, Domtar transition	--	--	--	2.0
Thermal capacity start-up costs	--	--	--	0.3
ESOP contributions and issuances	0.5	0.6	3.0	3.7

Adjusted EBITDA	$ 23.7	$ 25.8	$ 66.3	$ 84.7

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CONTACT: Bill Van Den Brandt, Senior Manager, Corporate Communications, 920-991-8613, bvandenbrandt@appvion.com